EXHIBIT 23.2

         Consent of Independent Accountants

        We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-64035), Form S-3 (No. 333-93577), Form S-3 (333-84269), and Form S-3 (333-36950) of DOR BioPharma, Inc. (formerly Endorex Corporation) of our report dated February 4, 2000 relating to the consolidated financial statements, which appears in this Form 10-KSB.

PricewaterhouseCoopers LLP

Chicago, Illinois
March 31, 2002